Exhibit 99.1

OnDeck Announces Closing of Initial Public Offering Including Exercise

in Full of Over-Allotment Option

New York, NY – December 22, 2014 – (PRNewswire) – On Deck Capital, Inc. (NYSE: ONDK), a leading online platform for small business lending, today announced that it has closed its initial public offering. The closing included an additional 1,500,000 shares sold to the underwriters pursuant to the full exercise of their over-allotment option.

The total number of shares sold was 11,500,000 and the total gross proceeds of the offering were $230 million. All of the shares were sold by OnDeck.

OnDeck’s common stock began trading on the New York Stock Exchange under the symbol “ONDK” on December 17, 2014.

Morgan Stanley & Co. LLC and BofA Merrill Lynch acted as joint lead book-running managers and as representatives of the underwriters for the offering. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Jefferies LLC acted as book-running managers for the offering. Raymond James & Associates, Inc., Stifel, Nicolaus & Company, Incorporated and Needham & Company, LLC acted as co-managers for the offering.

The offering was made only by means of a prospectus. A final prospectus for the offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, email: prospectus@morganstanley.com; or from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, email: dg.prospectus_requests@baml.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission and can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor Relations Contact:

Kathryn Harmon

929.237.7861

kharmon@ondeck.com

Media Relations Contact:

Jonathan Cutler

JCUTLER Media group

323.969.9904

jc@jcmg.com

Source: On Deck Capital, Inc.